Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”) to the Employment Agreement is made as of June 16, 2025 (the “Amendment Date”) between Lixte Biotechnology Holdings, Inc., a Delaware corporation (the “Company”), and Bastiaan van der Baan (“Employee”), with reference to the following:

A.	The Company and Employee entered into a three-year Employment Agreement dated as of September 26, 2023 (the “van der Baan Employment Agreement”), pursuant to which, among other things, Employee was appointed to serve as President, Chief Executive Officer and Vice Chairman of the Company’s Board of Directors. Subsequently, effective October 6, 2023, Employee was appointed as Chairman of the Board of Directors.
B.	The van der Baan Employment Agreement provided for the grant of a stock option to purchase 250,000 shares of common stock.
C.	The Company is currently engaged in a financing to enable the Company to maintain its listing on the Nasdaq Capital Market (the “Financing”).
D.	In order to facilitate the Financing, the Company is concurrently herewith entering into an Employment Agreement (the “Pursglove Employment Agreement”) with Geordan Pursglove (“Pursglove”), pursuant to which, among other things, the Company is employing Pursglove as its new Chairman of the Board of Directors and Chief Executive Officer.
E.	The Company now wishes to expand Employee’s role in connection with the Company’s cancer therapy program by appointing Employee as its Chief Scientific Officer.

NOW THEREFORE, the parties agree to amend the van der Baan Employment Agreement as follows:

1.	Amendment.

1.1.	The first sentence of Section 1 is hereby amended to read as follows:

“Employee agrees to perform for the Company the services described in Exhibit A in his role as President and Chief Scientific Officer and as director of the Company.”

1.2.	Paragraph 1 of Exhibit A is hereby amended to read as follows:

Services. Employee shall be the Company’s President and Chief Scientific Officer and, until the next Annual Meeting of the Company and otherwise subject to the Company’s stockholder’s approval, Employee shall serve as a director of the Company. Employee’s principal responsibility as President will be related to the clinical development of the Company’s LB-100 lead compound. Employee’s responsibility as Chief Scientific Officer (CSO) shall be for shaping and executing the scientific vision and research and development strategy of the Company, with a focus on discovering and developing innovative cancer therapeutics. The CSO shall lead all research functions, overseas preclinical and translational programs, supervise the Chief Medical Officer, and shall ensure alignment with clinical and regulatory development goals. The CSO shall provide scientific leadership to internal teams and external partners and support fundraising and business development.

1.3.	Paragraph 1B. of Exhibit A is hereby amended to provide that the stock option granted thereunder shall be deemed fully vested as of the Amendment Date and that, notwithstanding anything to the contrary in the Company’s 2020 Stock Incentive Plan or Employee’s Stock Option Agreement, the time period for Employee to exercise such stock option at any time in the future that Employee is no longer providing services to the Company as a consultant, employee or otherwise shall be increased from ninety (90) days to one (1) year.

2.	Termination of Amendment. If the closing of the Financing does not occur by July 3, 2025, this Amendment will be automatically terminated retroactive to the Amendment Date and Employee shall be reinstated as Chairman of the Board of Directors and Chief Executive Officer.

3.	Effect of Amendment. Except as provided herein, all of the terms of the van der Baan Employment Agreement shall remain in full force and effect.

LIXTE BIOTECHNOLOGY HOLDINGS, INC.

/s/ ROBERT WEINGARTEN

NAME:	Robert Weingarten
TITLE:	Chief Financial Officer

/s/ BASTIAAN VAN DER BAAN

NAME:	Bastiaan van der Baan